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                      Filed Pursuant to Rule 424(b)(2)
                      Registration No. 333-060474

PROSPECTUS SUPPLEMENT

(To prospectus dated June 5, 2001)

8,000,000 Preferred Securities

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST VI

6.24% Preferred Securities, Series N

(Liquidation amount $25 per preferred security)

fully and unconditionally guaranteed, to the extent set forth herein, by

LEHMAN BROTHERS HOLDINGS INC.

Maturity Date	January 18, 2054
Distributions Payable	Quarterly, beginning April 18, 2005. May be postponed for up to five years, but not past the maturity date.
Subordination	The preferred securities are effectively subordinated to all senior indebtedness of Lehman Brothers Holdings and all existing and future liabilities of its subsidiaries.
Listing	An application will be filed with The New York Stock Exchange for listing of the preferred securities.
Issuer
The trust that is issuing the preferred securities will have no assets other than subordinated debentures issued by Lehman Brothers Holdings. These debentures will have essentially the same terms as the preferred securities. Therefore, the trust can only make payments on the preferred securities if Lehman Brothers Holdings first makes payments on the subordinated debentures.

Investing in the preferred securities involves risks. Risk Factors begin on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Preferred Security	Total
Public offering price	$25.0000	$200,000,000
Underwriting commission	$0.7875	$6,300,000
Proceeds, before expenses, to Lehman Brothers Holdings	$24.2125	$193,700,000

Lehman Brothers Holdings has granted the underwriters a 30-day option to purchase up to 1,200,000 additional preferred securities on the same terms and conditions as set forth above solely to cover over-allotments, if any.

The preferred securities are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about January 18, 2005.

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, such transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC
CITIGROUP
MERRILL LYNCH & CO.
MORGAN STANLEY
UBS INVESTMENT BANK
WACHOVIA SECURITIES
FIDELITY CAPITAL MARKETS	RBC DAIN RAUSCHER

January 5, 2005

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Lehman Brothers Holdings has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Lehman Brothers Holdings is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information Lehman Brothers Holdings previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document. Lehman Brothers Holdings' business, financial condition, results of operations and prospects may have changed since that date.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address, which replaces the address provided in the attached prospectus:

Office of the Corporate Secretary
399 Park Avenue
New York, New York 10022
(212) 526-0858

See "Where You Can Find More Information" in the attached prospectus.

SUMMARY INFORMATION—Q&A

This summary, together with the summary beginning on page 2 of the accompanying prospectus, provides a brief overview of the key aspects of Lehman Brothers Holdings and the preferred securities. The term "Holdings" will refer to Lehman Brothers Holdings, and the term "trust" refers to Lehman Brothers Holdings Capital Trust VI, the issuer of the preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page 5 of the accompanying prospectus to determine whether an investment in the preferred securities is appropriate for you.

What are the preferred securities?

Each preferred security represents an undivided beneficial interest in the assets of the trust. Each preferred security will entitle the holder to receive cash distributions as described in this prospectus supplement and the accompanying prospectus.

Who is the trust?

The trust is a Delaware statutory trust. Its principal place of business is c/o Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, New York 10019, and its telephone number is (212) 526-7000.

All the common securities of the trust will be owned by Lehman Brothers Holdings. The trust will issue the preferred securities and the common securities to Lehman Brothers Holdings in exchange for a series of 6.24% Subordinated Deferrable Interest Debentures due 2054 from Lehman Brothers Holdings with the same financial terms as the preferred securities.

There are five trustees of the trust. Three of them, referred to as regular trustees, are officers of Lehman Brothers Holdings. JPMorgan Chase Bank, N.A. will act as the property trustee of the trust, and Chase Manhattan Bank USA, National Association will act as the Delaware trustee.

Who is Lehman Brothers Holdings Inc.?

Lehman Brothers Holdings and subsidiaries is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. The company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

Lehman Brothers operates in three business segments: Investment Banking, Capital Markets and Client Services.

The Investment Banking business segment provides advice to corporate, institutional and government clients throughout the world on mergers, acquisitions and other financial matters. The segment also raises capital for clients by underwriting public and private offerings of debt and equity securities.

The Capital Markets business segment includes institutional customer flow activities, research, and secondary trading and financing activities in fixed income and equity products. These products include a wide range of cash, derivative, secured financing and structured instruments. Lehman Brothers is a global market-maker in all major equity and fixed income products. To facilitate its market-making activities, Lehman Brothers is a member of all principal securities and commodities exchanges in the U.S. and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Milan, Australian and Paris stock exchanges. The Capital Markets segment also includes the risk arbitrage and secured financing businesses, as well as realized and unrealized gains and losses related to private equity investments.

The Client Services business segment consists of the Private Client and Asset Management business lines. Private Client generates customer-flow transactional fee revenues from high-net-worth clients, and Asset Management generates primarily fee-based revenues from customized investment management services for high-net-worth clients, as well as asset management fees from mutual fund and other institutional investors. Asset Management also generates management and incentive fees from our role as general partner for private equity and alternative investment partnerships.

Lehman Brothers Holdings' principal executive office is at 745 Seventh Avenue, New York, New

York 10019, which replaces the address provided in the attached prospectus, and its telephone number is (212) 526-7000.

When will you receive quarterly distributions and how much will you be paid?

If you purchase the preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 6.24%. Distributions will accumulate from the date the trust issues the preferred securities, and will be paid quarterly in arrears on January 18, April 18, July 18 and October 18 of each year, beginning April 18, 2005, unless they are deferred as described below.

When can payment of your distributions be deferred?

Holdings can, on one or more occasions, defer the quarterly interest payments on the subordinated debentures for up to 20 consecutive quarters unless the junior subordinated debentures are in default. In other words, Holdings may declare a five-year interest payment moratorium on the subordinated debentures. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated debentures. See "Certain Terms of the Subordinated Debentures—Option to Defer Interest Payments" for more details.

If Holdings defers interest payments on the subordinated debentures, the trust will also defer distributions on the preferred securities. Any deferred distributions will accumulate additional amounts due at an annual rate of 6.24% compounded quarterly. Once Holdings pays all deferred interest payments on the subordinated debentures, with accrued interest, it can again postpone interest payments on the subordinated debentures as described above.

If Holdings defers payments of interest on the subordinated debentures, the subordinated debentures will at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you would be required to accrue interest income with respect to distributions (even if they are deferred) and include such amounts in your gross income for United States federal income tax purposes before you receive any cash distributions relating to such interest payments. See "United States Federal Income Tax Consequences" in the accompanying prospectus for more details.

When can the trust redeem the preferred securities?

The trust will redeem all of the outstanding preferred securities when the subordinated debentures are paid at maturity on January 18, 2054. In addition, if Holdings redeems any subordinated debentures before their maturity, the trust will use the cash it receives on the redemption of the subordinated debentures to redeem, on a proportionate basis, the preferred securities and the common securities.

Holdings can redeem the subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest:

•
in whole or in part on one or more occasions any time on or after January 18, 2010; and

•
in whole at any time, if certain changes in tax or investment company laws occur (which are more fully described under "Certain Terms of the Preferred Securities—Special Event Redemption"), provided Holdings chooses to redeem within 90 days of the occurrence of such event.

How are the preferred securities guaranteed?

Holdings will fully and unconditionally guarantee, to the extent set forth in the accompanying prospectus on page 21:

•
amounts due on preferred securities to the extent the trust has funds available for payment of such distributions (the "guarantee"); and

•
its obligations under the declaration of trust and the subordinated indenture (the document governing the subordinated debentures).

The guarantee does not cover payments when the trust does not have sufficient funds to make payments on the preferred securities. In other words, if Holdings does not make a payment on the subordinated debentures, the trust will not have sufficient funds to make payments on the preferred securities, and the guarantee will not obligate Holdings to make those payments on the trust's behalf. In addition, Holdings' obligations under the guarantee are subordinate to its obligations under all of its other liabilities.

Will the preferred securities be listed on a stock exchange?

An application will be filed with The New York Stock Exchange. If listed, trading is expected to commence on The New York Stock Exchange within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will be available for the preferred securities.

If the trust distributes the subordinated debentures, Holdings will use its best efforts to list them on The New York Stock Exchange or wherever the preferred securities are then listed.

In what form will the preferred securities be issued?

The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your preferred securities. See "Description of the Preferred Securities—Book-Entry Only Issuance—The Depository Trust Company" beginning on page 14 of the accompanying prospectus for details.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended November 30,					Nine Months Ended August 31,
	1999	2000	2001	2002	2003	2004
Ratio of Earnings to Fixed Charges	1.12	1.14	1.11	1.13	1.29	1.39

USE OF PROCEEDS

The trust will issue the preferred securities and common securities to Holdings in exchange for Holdings' subordinated debentures. Holdings will sell the preferred securities to the public. Holdings estimates that the net proceeds from the sale of the preferred securities will be approximately $193,400,000 after underwriting discounts and net of transaction expenses. Holdings will use the net proceeds from the sale of the subordinated debentures for working capital and general corporate purposes.

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST VI

Lehman Brothers Holdings Capital Trust VI is a statutory trust organized under Delaware law. Securities issued by the trust will be governed by Delaware law. Holdings established this trust by (1) filing a certificate of trust with the Secretary of State of Delaware on April 1, 1999, and (2) executing a declaration of trust on March 31, 1999, which was also signed by the property trustee and the Delaware trustee.

The trust's business and affairs are conducted by its trustees, which are JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as property trustee, Chase Manhattan Bank USA, National Association, as Delaware trustee, and three regular trustees. The regular trustees are employees of Holdings. JPMorgan Chase Bank, N.A. will also act as trustee under the guarantee.

Holdings has the right to appoint, remove and replace the trustees. If an event of default occurs under the subordinated indenture, the holders of a majority in liquidation amount of the preferred securities will have this right.

Holdings, as issuer of the subordinated debentures, will pay all fees and expenses related to the trust and the offering of the preferred securities. Holdings, as borrower, will also pay all ongoing costs, expenses and liabilities of the trust, except obligations to make distributions and other payments on the common and preferred securities.

The trust is being established for the following purposes only:

  •
  to issue the preferred securities, which represent undivided beneficial ownership interests in the trust's assets, in exchange for Holdings' subordinated debentures;

  •
  to issue the common securities to Holdings in a total liquidation amount equal to at least 3% of the trust's total capital in exchange for Holdings' subordinated debentures; and

  •
  to engage in activities that are directly related to these activities, such as registering the transfer of the preferred securities.

Because the trust is being established only for the purposes listed above, the subordinated debentures will be the sole assets of the trust, and payments under the subordinated debentures will be the sole source of income to the trust.

All of the common securities of the trust will be owned by Holdings. The common securities will rank equally with the preferred securities, and payments on the common securities will be made on a proportionate basis with the preferred securities, unless Holdings fails to pay amounts that become due under the subordinated debentures or defaults under certain other circumstances described in "Description of the Junior Subordinated Debt Securities—Indenture Events of Default" beginning on page 20 of the accompanying prospectus. If Holdings fails to pay these amounts, the trust will be unable to make payments under the common securities until it satisfies its obligations under the preferred securities. See "Certain Terms of the Preferred Securities—Subordination of Common Securities" for further details. Holdings will acquire common securities in total liquidation amount equal to at least 3% of the total capital of the trust.

The trust will initially issue $200,000,000 in liquidation amount of preferred securities (or $230,000,000 if the over-allotment option is exercised in full). The trust may, without the consent of the holders of the preferred securities, create and issue additional preferred securities ranking equally with the preferred securities and otherwise similar in all respects except for the issue date, issue price and the payment of distributions accumulating prior to the issue date of such additional preferred securities, provided that the issuance of the additional preferred securities does not cause the trust to be other than a grantor trust. Such further preferred securities, if any, would be consolidated and form a single series with the preferred securities. No additional preferred securities can be issued if an event of default has occurred with respect to the subordinated debentures.

The preferred securities will always constitute approximately 97% of the liquidation amount of all issued securities and the common securities will constitute the balance. On January 18, 2005, the liquidation amount of preferred and common securities will be $206,185,570 ($200,000,000 of preferred securities and $6,185,570 of common securities). If the over-allotment option is exercised in full by the underwriters, the liquidation amount of preferred and issued securities will be $237,113,400 ($230,000,000 of preferred securities and $7,113,400 of common securities).

The property trustee will hold title to the subordinated debentures for the benefit of the holders of the preferred securities and, as the holder of subordinated debentures, the property trustee will have the power to exercise all rights, powers and privileges of a holder of subordinated debentures under the subordinated indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of subordinated debentures for the benefit of the holders of the preferred securities.

For so long as the preferred securities remain outstanding, Holdings will covenant, among other things, to maintain 100% ownership of the common securities of the trust, to cause the trust to remain a statutory trust and to use its commercially reasonable efforts to ensure that the trust will not be an "investment company" for puposes of the Investment Company Act of 1940 (the "Investment Company Act").

The office of the Delaware trustee for the trust is Chase Manhattan Bank USA, National Association, Institutional Trust Services, 500 Stanton Christiana Road, Building 4, Third Floor, Newark, Delaware 19713.

The executive office of the trust is c/o Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, New York 10019, and its telephone number is (212) 526-7000.

The trust will not be required to make any filings with the Securities and Exchange Commission.

DESCRIPTION OF SECURITIES

This prospectus supplement summarizes the specific terms and provisions of the preferred securities, the subordinated debentures and the guarantee, and supplements the general description of the terms and provisions of these securities in the accompanying prospectus. These summaries are not meant to be complete descriptions of each security. However, this prospectus supplement and the accompanying prospectus do contain the material terms and conditions for each security. For more information, please refer to the declaration of trust, the subordinated indenture and the guarantee. Forms of these documents are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. All terms used but not defined in this prospectus supplement have the meanings given to them in those documents.

CERTAIN TERMS OF THE PREFERRED SECURITIES

Distributions

The preferred securities represent undivided beneficial ownership interests in the assets of the trust. The only assets of the trust will be the subordinated debentures. Distributions on the preferred securities are cumulative and will accumulate from January 18, 2005 at the annual rate of 6.24%. Distributions will be payable quarterly in arrears on January 18, April 18, July 18 and October 18 of each year, beginning April 18, 2005. Distributions not paid when due will accumulate additional distributions, at the annual rate of 6.24% on the amount of unpaid distributions, compounded quarterly. When we refer to any payment of distributions, the term "distributions" includes any such additional distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

If distributions are payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or required by law to close.

Distributions on the preferred securities will only be paid if the trust has sufficient funds available to make such payments. The income of the trust available for the payment of distributions will be limited to payments made by Holdings on the subordinated debentures.

Deferral of Distributions

If the subordinated debentures are not in default, Holdings can, on one or more occasions, defer interest payments on the subordinated debentures for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated debentures. If Holdings defers interest payments on the subordinated debentures, the trust will also defer quarterly distributions on the preferred securities. During a deferral period, interest on the subordinated debentures would continue to accrue, and, accordingly, distributions otherwise due to you would continue to accumulate. See "Certain Terms of the Subordinated Debentures—Option to Defer Interest Payments" for a discussion of how you will be notified of a deferral of interest by Holdings.

Once Holdings makes all deferred interest payments on the subordinated debentures, it can again defer interest payments on the subordinated debentures as discussed above.

Holdings does not currently intend to defer interest payments on the subordinated debentures. However, if Holdings does defer such interest payments, it will be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities that rank equal with or junior to the subordinated debentures. See "Certain Terms of the Subordinated Debentures—Option to Defer Interest Payments."

If Holdings chooses to defer payments of interest on the subordinated debentures, the subordinated debentures would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to include interest income in gross income for United States federal income tax purposes before you receive cash distributions. This treatment will apply as long as you own preferred securities. See "United States Federal Income Tax Consequences—Interest Income and Original Issue Discount" in the accompanying prospectus.

Payment of Distributions

Distributions on the preferred securities will be payable to holders registered on the relevant record date. Payments on the preferred securities while they are represented by a global security will be made in immediately available funds to DTC, the depositary for the preferred securities.

As long as the preferred securities are only in book-entry form, the record date for the payment of distributions will be one business day before the distribution date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will be determined by the regular trustees and will be at least one business day before the relevant payment dates.

Redemption

Holdings may redeem the subordinated debentures before their maturity:

  •
  in whole or in part on one or more occasions any time on or after January 18, 2010; and

  •
  in whole at any time, if certain changes in tax or investment company law occur (each of which is a "Special Event" and is described more fully under "—Special Event Redemption" below).

When Holdings pays off the subordinated debentures, either at maturity on January 18, 2054 or upon early redemption (as discussed above), the trust will use the cash it receives from the redemption of the subordinated debentures to redeem a like amount of the preferred and common securities. The redemption price for the subordinated debentures is 100% of their principal amount plus accrued and unpaid interest.

If less than all the preferred and common securities are redeemed, the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated proportionately among the preferred and common securities, subject to the exceptions described under "—Subordination of Common Securities." The preferred securities to be redeemed will be redeemed on a proportionate basis by DTC if they are in book-entry-only form.

Special Event Redemption

If a tax event or an investment company event (as defined below) has occurred and is continuing, and Holdings cannot cure the event by some reasonable action, Holdings may redeem the subordinated debentures, within 90 days following the occurrence of the Special Event.

"Tax event" as used herein means the receipt by the trust of an opinion of independent tax counsel experienced in such matters, to the effect that, as a result of

  •
  any amendment to, change in or announced proposed change in the laws or regulations interpreting such laws of the United States or any political subdivision or taxing authority; or

  •
  any official administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations;

where such amendment or change becomes effective, or proposed change, pronouncement, action or decision is announced on or after the date of this prospectus supplement, there is more than an insubstantial risk currently or within the 90 days following such opinion that:

  •
  the trust will be subject to United States federal income tax with respect to income received or accrued on the subordinated debentures;

  •
  interest payable by Holdings on the subordinated debentures will not be deductible by Holdings, in whole or in part, for United States federal income tax purposes; or

  •
  the trust will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

"Investment company event" means the receipt by the trust of an opinion of a nationally recognized independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law.

If Holdings does not elect to redeem the subordinated debentures following a tax event or investment company event, the preferred securities will remain outstanding until the repayment of the subordinated debentures.

Redemption Procedures

The trust will give you at least 30 days' notice before any redemption of preferred securities. To the extent funds are available for payment, the trust will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the preferred securities being redeemed. The trust will also give DTC irrevocable instructions, and authority to pay the redemption amount to the preferred securities holders. Any distribution to be paid on or before a redemption date for any preferred securities called for redemption will be payable to the registered holders on the record date for the distribution.

Once notice of redemption is given and the redemption amount is irrevocably deposited, additional distributions on the preferred securities will cease to accumulate. In addition, all rights of the holders of the preferred securities called for redemption will cease, except for the right to receive distributions payable prior to the redemption date and the redemption amount.

If any redemption date is not a business day, the redemption amount will be payable on the next business day, without any interest or other payment in respect of any such delay. However, if the next business day is in the next calendar year, the, redemption amount will be payable on the preceding business day.

Holdings or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market or by private agreement.

Any preferred securities which are repurchased or redeemed will be cancelled.

Withholding

All payments of principal and interest will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of incorporation of Holdings or any political subdivision thereof or any authority therein or thereof having power to tax unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law (based on the advice of counsel).

Optional Liquidation of the Trust and Distribution of Subordinated Debentures

Holdings may dissolve the trust at any time, and after paying the creditors of the trust may cause the subordinated debentures to be exchanged for the preferred securities. Holdings will give holders of the preferred securities at least 10 business days' prior notice of such dissolution.

Assuming that the trust is not taxable as a corporation, a distribution of subordinated debentures upon a liquidation of the trust would not be a taxable event to holders of the preferred securities. If, however, the trust were subject to United States federal income tax with respect to income accrued or received on the subordinated debentures, the distribution of subordinated debentures by the trust would be a taxable event to the trust and you.

If Holdings elects to dissolve the trust, thus causing the subordinated debentures to be distributed in exchange for the preferred securities, Holdings will continue to have the right to redeem the subordinated debentures in certain circumstances. See "Certain Terms of the Subordinated Debentures—Redemption" for more information.

Subordination of Common Securities

Payment of distributions or any redemption or liquidation amounts regarding the preferred and common securities will be made proportionately based on the aggregate liquidation amounts of the preferred and common securities. However, if the subordinated debentures are in default, no payments may be made on the common securities until all unpaid amounts on the preferred securities have been provided for or paid in full.

Trust Enforcement Events

An event of default under the subordinated indenture (an "indenture event of default") constitutes an event of default under the declaration of trust governing the trust securities (a "trust enforcement event"). See "Description of the Junior Subordinated Debt Securities—Indenture Events of Default" on page 20 of the accompanying prospectus. Upon the occurrence and continuance of a trust enforcement event, the property trustee, as the sole holder of the subordinated debentures, will have the right under the subordinated indenture to declare the principal amount of the subordinated debentures due and payable.

If the property trustee fails to enforce its rights under the subordinated debentures, any holder of preferred securities may institute a legal proceeding against Holdings to enforce the property trustee's rights under the subordinated debentures. If a trust enforcement event has occurred and is continuing and such event is attributable to the failure of Holdings to pay interest or principal on the subordinated debentures when due, the registered holder of preferred securities may institute a direct action for payment on or after the due date.

Pursuant to the declaration of trust, the holder of the common securities will be deemed to have waived any trust enforcement event with respect to the common securities until all trust enforcement events with respect to the preferred securities have been cured, waived or otherwise eliminated. Until such trust enforcement events with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee in accordance with the terms of the preferred securities.

Voting Rights; Amendment of the Declaration

Except as provided below and under "Description of the Guarantee—Modification of Guarantee; Assignment" on page 23 in the accompanying prospectus and as otherwise required by law, the holders of the preferred securities will have no voting rights.

So long as any subordinated debentures are held by the property trustee, the holders of a majority of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the subordinated debentures, to:

  •
  exercise the remedies available to it under the subordinated indenture as a holder of the subordinated debentures;

  •
  consent to any amendment or modification of the subordinated indenture or the subordinated debentures where such consent shall be required; or

  •
  waive any past default and its consequences that is waivable under the indenture.

If an indenture event of default has occurred and is continuing, the holders of 25% of the aggregate liquidation amount of the preferred securities may direct the property trustee to declare the principal and interest on the subordinated debentures due and payable. However, where a consent or action under the subordinated indenture would require the consent or action of the holders of more than a majority of the aggregate principal amount of subordinated debentures affected thereby, only the holders of that greater percentage of the preferred securities may direct the property trustee to give such consent or to take such action.

The declaration of trust may be amended from time to time, without the consent of the holders of the preferred securities:

  •
  to cure any ambiguity or correct or supplement any provisions that may be defective or inconsistent with any other provision;

  •
  to add to the covenants, restrictions or obligations of Holdings in its capacity as sponsor of the trust;

  •
  to conform to any change in Rule 3a-5 under the Investment Company Act of 1940 or written change in interpretation or application of Rule 3a-5 under the Investment Company Act of 1940 by any legislative body, court, government agency or regulatory authority; or

  •
  to modify, eliminate or add to any provisions as necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940.

Amendments made without the consent of the preferred securities cannot adversely affect in any material respect the rights of the holders of preferred or common securities.

The declaration of trust may also be amended as to other matters with the consent of holders of at least 66 2/3% of the outstanding preferred securities. However, without the consent of each affected holder of preferred or common securities, the declaration of trust may not be amended to:

  •
  change the amount or timing of any distribution or otherwise adversely affect the amount of any distribution required to be made; or

  •
  restrict the right of a holder to institute suit for the enforcement of any such payment.

The declaration of trust may not be amended if the amendment would cause the trust to be treated as other than a grantor trust for federal income tax purposes or to be deemed to be an "investment company" requiring registration under the Investment Company Act of 1940.

Any required approval or direction of holders of preferred securities may be given at a meeting convened for such purpose or pursuant to written consent.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a trust enforcement event, undertakes to perform only the duties that are specifically set forth in the declaration of trust and, after a trust enforcement event (which has not been cured or waived), must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration of trust at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

Certificated Securities—Registration, Transfer and Payment

If the trust issues certificated securities, each one will be registered in the name of the relevant securityholder. The preferred securities may be transferred or exchanged without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, JPMorgan Chase Bank, N.A., Institutional Trust Services, Financial Intermediary Trust Services, 4 New York Plaza, 15th Floor, New York, New York 10004.

Transfers of a certificated preferred security will only be made upon the surrender of the certificate at the office specified above, together with the form of transfer duly completed and executed and any other evidence that the agent may reasonably require. In the case of a transfer of part of a holding of preferred securities represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred and a further new certificate in respect of the balance of the holding not transferred shall be issued to the transferor.

Distribution payments on certificated preferred securities will be made by check. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender a preferred security.

CERTAIN TERMS OF THE SUBORDINATED DEBENTURES

The subordinated debentures will be issued pursuant to the subordinated indenture, dated as of February 1, 1996, as amended and supplemented. Holdings may, without the consent of the holders of the subordinated debentures, create and issue additional subordinated debentures ranking equally with the subordinated debentures and otherwise similar in all respects except for the issue date, issue price and the payment of interest accruing prior to the issue date of such additional subordinated debentures. Such further subordinated debentures, if any, would be consolidated and form a single series with the subordinated debentures. No additional subordinated debentures can be issued if an event of default has occurred with respect to the subordinated debentures.

The preferred securities, the subordinated debentures and the guarantee do not limit the ability of Holdings and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debentures and the guarantee.

In addition, the subordinated debentures will be effectively subordinated to all existing and future obligations of Holdings' subsidiaries. Since Holdings is a holding company, its cash flow and consequent ability to satisfy its obligations under the subordinated debentures is dependent upon the earnings of its subsidiaries and the distribution of those earnings or loans or other payments by those subsidiaries to Holdings. Holdings' subsidiaries will have no obligation to pay any amount in respect of the subordinated debentures or to make any funds available therefor.

Dividends, loans and other payments by certain of Holdings' subsidiaries are restricted by net capital and other rules of various regulatory bodies. Additionally, the ability of Holdings to participate as an equity holder in any distribution of assets of any subsidiary is subordinate to the claims of creditors of the subsidiary, except to the extent that any claims Holdings may have as a creditor of the subsidiary are judicially recognized.

You should refer to the most recent report on Form 10-K or Form 10-Q of Holdings filed with the SEC and incorporated by reference in this prospectus supplement to obtain the most recent financial information about Holdings.

Interest Rate and Maturity

The subordinated debentures will mature on January 18, 2054 and will bear interest at the annual rate of 6.24%, payable quarterly in arrears on January 18, April 18, July 18 and October 18 of each year, beginning April 18, 2005. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 6.24% on the amount of unpaid interest (to the extent permitted by law), compounded quarterly. The amount of interest payable for any period will be computed based on a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. The interest payment provisions for the subordinated debentures correspond to the distribution provisions of the preferred securities. The subordinated debentures do not have a sinking fund. This means that Holdings is not required to make any principal payments prior to maturity.

Redemption

Holdings has the option to redeem some or all of the subordinated debentures before their maturity. See "Certain Terms of the Preferred Securities—Redemption" and "—Special Event Redemption" for further information.

Distribution of Subordinated Debentures

If the property trustee distributes the subordinated debentures to the preferred and common securities holders upon the dissolution and liquidation of the trust, the subordinated debentures will be issued in denominations of $25 principal amount and integral multiples thereof. Holdings anticipates that the subordinated debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, would act as depositary for the subordinated debentures. The depositary arrangements for the subordinated debentures would be substantially similar to those in effect for the preferred securities.

For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the Preferred Securities—Book-Entry Only Issuance—The Depository Trust Company" on page 14 of the accompanying prospectus.

Option to Defer Interest Payments

Holdings can defer interest payments on the subordinated debentures for up to 20 consecutive quarterly periods if the subordinated debentures are not in default. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated debentures. During the deferral period, interest will continue to accrue on the subordinated debentures, compounded quarterly and deferred interest payments will accrue additional interest. No interest will be due and payable on the subordinated debentures until the end of the deferral period except upon a redemption of the subordinated debentures during a deferral period.

Holdings may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or on any redemption date, Holdings will be obligated to pay all accrued and unpaid interest.

Once Holdings makes all interest payments on the subordinated debentures, with accrued and unpaid interest, it can again defer interest payments on the subordinated debentures as described above.

During any deferral period, neither Holdings or any of its subsidiaries will be permitted to:

  •
  pay a dividend or make any other payment or distribution on Holdings' capital stock;

  •
  redeem, purchase or make a liquidation payment on any of Holdings' capital stock;

  •
  make an interest, principal or premium payment, or repay, repurchase or redeem, any of Holdings'

    debt securities that rank equal with or junior to the subordinated debentures; or

  •
  make any guarantee payment with respect to any guarantee by Holdings of debt securities of any of its subsidiaries, if the guarantee ranks equal to or junior to the subordinated debentures.

During any deferral period, however, Holdings will be permitted to:

  •
  pay dividends or distributions by way of issuance of its common stock;

  •
  make payments under the guarantee in respect of the preferred and common securities;

  •
  declare or pay a dividend in connection with the implementation of a shareholders' rights plan, or the issuing of stock under such a plan or repurchase such rights; and

  •
  purchase common stock relating to the issuing of common stock or rights under any of Holdings' benefit plans.

If the property trustee is the sole holder of the subordinated debentures, Holdings will give the trust, the regular trustees and the property trustee notice if it decides to defer interest payments on the subordinated debentures. Holdings will give that notice one business day before the earlier of:

  •
  the next date distributions on the preferred securities are payable; or

  •
  the date the trust is required to give notice to The New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable, but in any event at least one business day before the record date.

The regular trustees will give notice to the holders of preferred securities if Holdings decides to defer interest payments on the subordinated debentures.

If the property trustee is not the sole holder of the subordinated debentures, Holdings will give the holders notice of any deferral period ten business days prior to the earlier of:

  •
  the next interest payment date; or

  •
  the date Holdings is required to give notice to The New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the subordinated debentures of the record date or payment date of any related interest payment, but in any event at least two business days prior to the record date.

Miscellaneous

The subordinated indenture provides that Holdings, as borrower, will pay all fees and expenses related to (i) the issuance and exchange of the trust securities and the subordinated debentures, (ii) the organization, maintenance and dissolution of the trust, (iii) the retention of the trustees and (iv) the enforcement by the property trustee of the rights of the holders of the preferred securities. The subordinated indenture and the subordinated debentures are governed by New York law.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the preferred securities are irrevocably guaranteed by Holdings (to the extent the trust has funds available for the payment of such distributions) as set forth under "Description of the Guarantee" on page 21 of the accompanying prospectus. If Holdings does not make payments under the subordinated debentures, the trust will not have sufficient funds to pay distributions or other amounts due on the preferred securities.

The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay such distributions. In that event, a holder of preferred securities may institute a legal proceeding directly against Holdings to enforce payment of the subordinated debentures to such holder in accordance with their terms including Holdings' right to defer interest payments.

Taken together, Holdings' obligations under the declaration of trust, the subordinated debentures, the subordinated indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the preferred securities.

Sufficiency of Payments

As long as payments of interest, principal and other payments are made when due on the subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the preferred securities because of the following factors:

  •
  the aggregate principal amount of the subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred and common securities;

  •
  the interest rate and payment dates on the subordinated debentures will match the distribution rate and payment dates for the preferred securities;

  •
  Holdings, as borrower, will pay, and the trust will not be obligated to pay, all costs, expenses and liabilities of the trust except the trust's obligations under the preferred and common securities; and

  •
  the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Holdings has the right to set-off any payment it is otherwise required to make under the subordinated indenture with and to the extent Holdings makes a related payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

If a trust enforcement event occurs, the holders of preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of the subordinated debentures against Holdings. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the subordinated debentures. The subordinated indenture provides that the indenture trustee shall give holders of subordinated debentures notice of all events of default within 30 days after occurrence.

If the property trustee fails to enforce its rights under the subordinated debentures in respect of an indenture event of default after a holder of preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against Holdings to enforce the property trustee's rights under the subordinated debentures. In addition, if Holdings fails to pay interest or principal on the subordinated debentures, a holder of preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the subordinated debentures having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of such holder (a "direct action"). In connection with such a direct action, Holdings will have the right under the indenture to set off any payment made to such holder by Holdings. The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the subordinated debentures.

Limited Purpose of Trust

The preferred securities evidence beneficial ownership interests in the trust, and the trust exists for the sole purpose of issuing the common and preferred securities and investing the proceeds thereof in subordinated debentures. A principal difference between the rights of a holder of preferred securities and a holder of subordinated debentures is that a holder of subordinated debentures is entitled to receive from Holdings the principal of and interest accrued on subordinated debentures held, while a holder of preferred securities is entitled to receive distributions to the extent the trust has funds available for the payment of such distributions.

Rights Upon Termination

Upon any dissolution, winding-up or liquidation of the trust involving the liquidation of the subordinated debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, subject to the rights of any creditors of the trust, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of Holdings, the property trustee, as holder of the subordinated debentures, would be a subordinated creditor of Holdings, subordinated in right of payment to all senior debt as set forth in the subordinated indenture, but entitled to receive payment in full of principal and interest before any stockholders of Holdings receive payments or distributions. Because Holdings is the guarantor under the guarantee and, under the subordinated indenture, has agreed to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of the preferred securities), the positions of a holder of preferred securities and a holder of the subordinated debentures relative to other creditors and to stockholders of Holdings in the event of liquidation or bankruptcy of Holdings would be substantially the same.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities as of the date hereof. Except where noted, this summary deals only with preferred securities that are held as capital assets by a non-United States holder who purchases those preferred securities upon original issuance at their original issue price. For a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of preferred securities, please refer to the information under "United States Federal Income Tax Consequences" in the attached prospectus. If you are a United States holder of preferred securities, also please note that the backup withholding tax rate of 31% referenced in the attached prospectus under "United States Federal Income Tax Consequences—Information Reporting and Backup Withholding—United States Holders" has been reduced to 28% for payments made through 2010, after which time the rate will revert back to 31% absent Congressional action. To the extent this summary is inconsistent with the summary under "United States Federal Income Tax Consequences—Consequences to Non-United States Holders" in the attached prospectus, it replaces that summary.

For purposes of this summary, you are a "United States holder" if you are:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (x) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (y) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A "non-United States holder" is a holder other than a "United States holder."

Consequences to Non-United States Holders

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a "controlled foreign corporation," "passive foreign investment company," corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the preferred securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the preferred securities, you should consult your tax advisors.

If you are considering the purchase of preferred securities, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the preferred securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

        United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of principal or interest (including OID) on the preferred securities (or the junior subordinated debt securities) provided that:

  •
  interest paid on preferred securities (or the junior subordinated debt securities) is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of the voting stock of Lehman Brothers Holdings within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to Lehman Brothers Holdings through stock ownership;

  •
  you are not a bank whose receipt of interest on the preferred securities (or the junior subordinated debt securities) is described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your preferred securities (or junior subordinated debt securities) through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to certain non-United States holders that are entities rather than individuals. If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including OID) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty; or

  •
  IRS Form W-8ECI (or other applicable form) stating that interest paid on the preferred security (or the junior subordinated debt security) is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "—United States Federal Income Tax").

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of preferred securities (or junior subordinated debt securities).

        United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the preferred securities (or the junior subordinated debt securities) is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided certain certification and disclosure requirements discussed above under "—United States Federal Withholding Tax" are satisfied) in the same manner as if you were a United States person, as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.

You will generally not be subject to United States federal income tax on any gain realized on the disposition of a preferred security (or a junior subordinated debt security) unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on preferred securities beneficially owned by you at the time of your death provided that any payment to you on the preferred securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "—United States Federal Withholding Tax," without regard to the certification requirements of the fifth bullet point.

        Information Reporting and Backup
            Withholding

If you are a non-United States holder of preferred securities (or junior subordinated debt securities), Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of payments Lehman Brothers Holdings makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States person and Lehman Brothers Holdings has received from you the statement described above in the fifth bullet point under "—United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of preferred securities (or junior subordinated debt securities) made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Tax Shelter Regulations

Taxpayers engaging in certain transactions, including certain loss transactions above a threshold, may be required to include tax shelter disclosure information with their annual United States federal income tax return. The IRS has provided an exception from this disclosure requirement for losses arising from cash investments, but this exception does not apply to investments in flow-through entities. Holders should consult their tax advisors about whether the limitation applicable to flow-through entities would apply to their investment in the trust.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code (including an individual retirement arrangement and a Keogh plan), a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and any entity whose underlying assets include "plan assets" by reason of any such employee benefit plan's or plan's investment in such entity (each, a "Plan") should consider the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code (and any applicable Similar Laws) in the context of the Plan's particular circumstances before authorizing an investment in the preferred securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the preferred securities will be deemed to have represented that the Plans's purchase and holding of the preferred securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws. Plan fiduciaries should also consider whether the Plan's investment in the preferred securities would satisfy the prudence and diversification requirements of ERISA and any applicable Similar Laws and would be consistent with the documents and instruments governing their Plan.

ERISA and the Code prohibit Plans that are subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such ERISA Plan. A violation of these "prohibited transaction" rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons, or in the case of an individual retirement account the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(2) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to Similar Laws.

Under a regulation (the "Plan Assets Regulation") issued by the United States Department of Labor (the "DOL"), the assets of the trust would be deemed to be "plan assets" of an ERISA Plan for purposes of ERISA and Section 4975 of the Code if assets of an ERISA Plan were used to acquire an equity interest in the trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Under one such exception contained in the Plan Assets Regulation, the assets of the trust would not be deemed to be "plan assets" of investing ERISA Plans if, immediately after the most recent acquisition of any equity interest in the trust, less than 25% of the value of each class of equity interests in the trust were held by employee benefit plans, whether or not subject to ERISA or Section 4975 of the Code (including governmental, church and foreign plans), and entities whose underlying assets are deemed to include "plan assets" under the Plan Assets Regulation (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the preferred securities held by Benefit Plan Investors will be less than 25% of the total value of such preferred securities at the completion of the initial offering of the preferred securities or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. All of the common securities will be purchased and held by Holdings.

It is possible that the preferred securities may qualify as "publicly-offered securities" under the Plan Assets Regulation. "Publicly-offered securities" within the meaning of the Plan Assets Regulation are:

  •
  widely held (i.e., owned by more than 100 investors independent of Holdings and of each other);

  •
  freely transferable; and

  •
  (i) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 and then timely registered under Section 12 of the Securities Exchange Act of 1934 or (ii) part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934.

If the preferred securities are "publicly-offered securities," the underlying assets of the trust would not be deemed to be "plan assets" of investing Plans. The underwriters expect:

  •
  that the preferred securities will be held by at least 100 independent investors at the conclusion of the offering of the preferred securities;

  •
  that there will be no restrictions imposed on the transfer of the preferred securities; and

  •
  that the preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 and then will be timely registered under the Securities Exchange Act of 1934.

There can be no assurance that this or any of the other exceptions set forth in the Plan Assets Regulation will apply to the preferred securities, and, as a result, under the terms of the Plan Assets Regulation, an investing ERISA Plan's assets could be considered to include an undivided interest in the assets held by the trust (including the subordinated debentures), and transactions by the trust could be subject to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code.

Regardless of whether the assets of the trust are deemed to be "plan assets" of ERISA Plans investing in the trust, as discussed above, the acquisition and holding of the preferred securities with assets of an ERISA Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the preferred securities by an ERISA Plan. These class exemptions are:

  •
  PTCE 96-23 (for certain transactions determined by "in-house asset managers");

  •
  PTCE 95-60 (for certain transactions involving insurance company general accounts);

  •
  PTCE 91-38 (for certain transactions involving bank collective investment funds);

  •
  PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

  •
  PTCE 84-14 (for certain transactions determined by independent "qualified professional asset managers").

Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan's investment in the preferred securities.

Because of ERISA's prohibitions and those of Section 4975 of the Code, discussed above, the preferred securities, or any interest therein, should not be purchased or held by any ERISA Plan or any person investing assets of any ERISA Plan, unless such purchase and holding is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption).

Each purchaser and holder of the preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

  •
  it is not a Plan and no part of the assets to be used by it to purchase and/or hold such preferred securities or any interest therein constitutes assets of any Plan; or

  •
  it is itself a Plan, or is purchasing or holding the preferred securities or an interest therein on behalf of or with the assets of one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) or (ii) the purchase and holding of the preferred securities will not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation under any applicable Similar Law.

Although, as noted above, governmental plans, certain church plans and non-U.S. plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above, as well as other legal restrictions under applicable laws. Accordingly, fiduciaries of Plans not subject to ERISA or Section 4975 of the Code, in consultation with their advisors, should consider the impact of their respective laws on their investment in preferred securities, and the considerations discussed above, to the extent applicable.

Due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any Plan consult with their counsel, prior to any such purchase, with respect to the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of preferred securities by or on behalf of the Plan are entitled to full exemption relief thereunder.

UNDERWRITING

General

Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, the trust has agreed to issue and sell to Holdings the total number of preferred securities set forth below. Holdings, in turn, has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Lehman Brothers Inc. is acting as the representative, has severally agreed to purchase from Holdings the number of preferred securities set forth opposite its name below:

Underwriters	Number of Preferred Securities
Lehman Brothers Inc.	740,000
Banc of America Securities LLC	740,000
Citigroup Global Markets Inc.	740,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	740,000
Morgan Stanley & Co. Incorporated	740,000
UBS Securities LLC	740,000
Wachovia Capital Markets, LLC	740,000
RBC Dain Rauscher Inc.	250,000
Fidelity Capital Markets, a division of National Financial Services LLC	250,000
ABN AMRO Incorporated	80,000
A.G. Edwards & Sons, Inc.	80,000
Bear, Stearns & Co. Inc.	80,000
Charles Schwab & Co., Inc.	80,000
Goldman, Sachs & Co.	80,000
HSBC Securities (USA) Inc.	80,000
Janney Montgomery Scott LLC	80,000
J.P. Morgan Securities Inc.	80,000
Legg Mason Wood Walker Incorporated	80,000
Morgan Keenan & Company, Inc.	80,000
U.S. Bancorp Piper Jaffray Inc.	80,000
Raymond James	80,000
Ryan, Beck & Co., LLC	80,000
Stifel, Nicolaus & Company, Incorporated	80,000
SunTrust Capital Markets, Inc.	80,000
Wells Fargo Securities, LLC	80,000
Advest, Inc.	40,000
BB&T Capital Markets, a division of Scott & Stringfellow Inc.	40,000
BC Ziegler & Co.	40,000
BNP Paribas Securities Corp.	40,000
City Securities Corporation	40,000
C.L. King & Associates, Inc.	40,000
Comerica Securities, Inc.	40,000
Crews Securities & Associates, Inc.	40,000
Davenport & Company LLC	40,000
Fifth Third Securities, Inc.	40,000
The GMS Group, Inc.	40,000
Jeffries & Company, Inc	40,000
Keefe, Bruyette & Woods, Inc.	40,000
Calyon Securities (USA) Inc.	40,000
Maxim Group LLC	40,000
McDonald Investments Inc.	40,000
McGinn, Smith & Co., Inc.	40,000
Mesirow Financial, Inc.	40,000
NatCity Investments, Inc.	40,000
Pershing Trading Co. LP	40,000
Robert W. Baird & Co. Incorporated	40,000
SouthTrust Securities, Inc.	40,000
Southwest Securities, Inc.	40,000
Stephens Inc.	40,000
TD Securities (USA) Inc.	40,000
William Blair & Company, L.L.C.	40,000

Total	8,000,000

Holdings has granted the underwriters an option to purchase an aggregate of up to an additional 1,200,000 preferred securities solely to cover over-allotments, at the initial offering price to the public. Any or all of such options may be exercised at any time until 30 days after the date of the underwriting agreement. To the extent that the option is exercised, the underwriters will be committed, subject to certain conditions, to purchase a number of the additional preferred securities proportionate to such underwriter's initial commitment as indicated in the preceding table.

Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all the preferred securities offered hereby, if any are taken.

The underwriting agreement provides that Holdings will pay an underwriting commission of $0.7875 per preferred security (a total of $6,300,000 or $7,245,000 if the over-allotment option is exercised in full) to the underwriters, as compensation.

Preferred securities sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any preferred securities sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per capital security from the initial public offering price. Any such securities dealers may resell any preferred securities purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.45 per preferred security from the initial public offering price. After the initial public offering, the underwriters may change the offering price and the other selling terms.

Prior to this offering, there has been no established public trading market for the preferred securities. An application has been filed with The New York Stock Exchange for listing of the purchased securities. If listed, trading of the preferred securities is expected to commence on the exchange within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on The New York Stock Exchange, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial holders. The representative has advised Holdings that it intends to make a market in the preferred securities prior to the commencement of trading on The New York Stock Exchange. However, the representative is not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance about the liquidity of the trading market for the preferred securities.

Holdings and the trust have agreed that for 30 business days after the date of this prospectus supplement they will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any preferred securities or subordinated debentures or any securities convertible or exchangeable into, or exercisable for preferred securities or subordinated debentures, or any debt securities substantially similar to subordinated debentures or any equity securities substantially similar to the preferred securities (except for the preferred securities and subordinated debentures described in this prospectus supplement) without the prior written consent of Lehman Brothers Inc.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment, syndicate short covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the preferred securities in accordance with Regulation M under the Securities Exchange Act of 1934;

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Over-allotment transactions involve sales by the underwriters of preferred securities in excess of the number of preferred securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of preferred securities over-allotted by the underwriters is not greater than the number of preferred securities that they may purchase in the over-allotment option. In a naked short position, the number of preferred securities involved is greater than the number of preferred securities in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, and/or purchasing preferred securities in the open market.

  •
  Syndicate covering transactions involve purchases of preferred securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of preferred securities to close out the short position, the underwriters will consider, among other things, the price of preferred securities available for purchase in the open market as compared to the price at which they may purchase preferred securities through the over-allotment option. If the underwriters sell more preferred securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying preferred securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of preferred securities in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the preferred securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the preferred securities or preventing or retarding a decline in the market price of the preferred securities. As a result, the price of the preferred securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Holdings and the trust have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Lehman Brothers Holdings expects to deliver the Notes against payment on or about the date specified in the second to last paragraph of the cover page of this prospectus supplement, which is the eighth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the date of this prospectus supplement or the next four succeeding business days, it will be required, by virtue of the fact that the Notes initially will settle on the eighth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Holdings estimates that its share of the total expenses of the offering of the preferred securities, excluding underwriting discounts and commissions, will be approximately $300,000.

The underwriters do not intend to make sales of the preferred securities to accounts over which they exercise discretionary authority without obtaining the prior written approval of the account holder.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting securities of its affiliate.

The underwriters have in the past and may in the future engage in transactions with, or perform services for, Holdings or its subsidiaries in the ordinary course of their business.

EXPERTS

The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 2003 and 2002, and for each of the years in the three-year period ended November 30, 2003, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2003, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

LEGAL MATTERS

Barrett S. DiPaolo, Associate General Counsel of Lehman Brothers Holdings, will act as legal counsel to Lehman Brothers Holdings and the trust. Mr. DiPaolo beneficially owns, or has rights to acquire under Lehman Brothers Holdings' employee benefit plans, an aggregate of less than 1% of Lehman Brothers Holdings' common stock. Richards, Layton & Finger, P.A. will act as legal counsel to Lehman Brothers Holdings and the trust with respect to certain legal matters under Delaware law. Simpson Thacher & Bartlett LLP, New York, New York, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett LLP from time to time acts as counsel for Lehman Brothers Holdings and its subsidiaries.

$3,000,000,000

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST III

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST IV

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST V

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST VI

PREFERRED SECURITIES

Guaranteed to the Extent Set Forth Herein By

LEHMAN BROTHERS HOLDINGS INC.

        Lehman Brothers Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        The securities offered pursuant to this prospectus are offered in an aggregate principal amount of up to $3,000,000,000 subject to reduction as a result of the sale under certain circumstances of other securities.

        You are urged to carefully read the "Risk Factors" section beginning on page 5, where specific risks associated with these preferred securities are described, along with the other information in this prospectus before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

June 5, 2001

SUMMARY INFORMATION-Q&A

        This summary provides a brief overview of the key aspects of Lehman Brothers Holdings and the preferred securities. The terms "trust" and "Lehman Brothers Holdings Capital Trust" refer to the Lehman Brothers Holdings Capital Trust for the specific transaction. You should carefully read this prospectus to understand fully the terms of the preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page 5 of this prospectus to determine whether an investment in the preferred securities is appropriate for you.

What are the preferred securities?

        Each preferred security represents an undivided beneficial interest in the assets of a trust. Each preferred security will entitle the holder to receive cash distributions as described in this prospectus.

Who is the trust?

        The trust is a Delaware business trust. Its principal place of business is c/o Lehman Brothers Holdings Inc., Three World Financial Center, New York, New York 10285, and its telephone number is (212) 526-7000.

        All the common securities of the trust will be owned by Lehman Brothers Holdings. The trust will issue the preferred securities and the common securities to Lehman Brothers Holdings in exchange for a series of junior subordinated deferrable interest debentures from Lehman Brothers Holdings with the same financial terms as the preferred securities.

        There are five trustees of the trust. Three of them, referred to as regular trustees, are officers of Lehman Brothers Holdings. The Chase Manhattan Bank will act as the property trustee of the trust, and Chase Manhattan Bank Delaware will act as the Delaware trustee.

Who is Lehman Brothers Holdings Inc.?

        Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. The company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

        The company's business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange, derivative products and certain commodities. The company acts as a market-maker in all major equity and fixed income products in both the domestic and international markets. The company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

        Lehman Brothers Holdings' principal executive office is at Three World Financial Center, New York, New York 10285, and its telephone number is (212) 526-7000.

When will you receive distributions on the preferred securities?

        The trust's only source of cash to make payments on the preferred securities are payments on the junior subordinated debt securities it purchases from Lehman Brothers Holdings.

        If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at the rate specified in the applicable prospectus supplement. Distributions will accumulate from the date the preferred securities are issued and will be paid in arrears on the dates specified in such prospectus supplement, unless distributions are deferred as described below.

When will payment of your distributions be deferred?

        If Lehman Brothers Holdings defers interest payments on the junior subordinated debt securities, the trust generally will defer distributions on the preferred securities for up to five years. A deferral of distributions cannot extend, however, beyond the maturity date of the junior subordinated debt securities.

        During any deferral period, except as described beginning on page 18, Lehman Brothers Holdings will not be permitted to:

  •
  pay a dividend or make any distributions on its capital stock;

  •
  redeem, purchase or make a liquidation payment on any of its capital stock;

  •
  make an interest, principal or premium payment on, or repay, repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debt securities; or

  •
  make any guarantee payment with respect to any guarantee of debt securities of any subsidiary, if that guarantee ranks equally with or junior to the junior subordinated debt securities.

What is Lehman Brothers Holdings' guarantee of the preferred securities?

        Lehman Brothers Holdings' guarantee of the preferred securities consists of:

  •
  its obligations to make payments on the junior subordinated debt securities;

  •
  its obligations under the preferred securities guarantee; and

  •
  its obligations under the amended and restated declaration of trust of the trust, which sets forth the terms of the trust.

        Lehman Brothers Holdings will irrevocably guarantee that if a payment on the junior subordinated debt securities is made to the trust but, for any reason, the trust does not make the corresponding distribution or redemption payment to the holders of the preferred securities, then Lehman Brothers Holdings will make the payments directly to the holders of the preferred securities. The guarantee will not cover payments when the trust does not have sufficient funds to make payments on the preferred securities.

        Lehman Brothers Holdings' obligations under the guarantee are subordinated as described on page 21.

When could the junior subordinated debt securities be distributed to you?

        Lehman Brothers Holdings has the right to dissolve the trust at any time. If Lehman Brothers Holdings terminates the trust, the trust will distribute junior subordinated debt securities on a proportionate basis.

Will the preferred securities be listed on a stock exchange?

        If specified in an accompanying prospectus supplement, application will be made to list the preferred securities on the New York Stock Exchange. If approved for listing, the trust expects the preferred securities will begin trading within 30 days after they are first issued.

Will holders of the preferred securities have any voting rights?

        Generally, the holders of the preferred securities will not have any voting rights. See "Description of the Preferred Securities—Voting Rights."

In what form will the preferred securities be issued?

        The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your preferred securities and that your broker will maintain your position in the preferred securities.

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Lehman Brothers Holdings has not authorized anyone to provide you with different information. Lehman Brothers Holdings is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

RISK FACTORS

        Your investment in the preferred securities will involve several risks. You should carefully consider the following discussion of risks, and the other information in this prospectus, before deciding whether an investment in the preferred securities is suitable for you.

Lehman Brothers Holdings is not required to pay you under the guarantee and the junior subordinated debt securities unless it first makes other required payments.

        Lehman Brothers Holdings' obligations under the junior subordinated debt securities will rank junior to all of Lehman Brothers Holdings' senior debt. This means that Lehman Brothers Holdings cannot make any payments on the junior subordinated debt securities if it defaults on a payment of senior debt and does not cure the default within the applicable grace period or if the senior debt becomes immediately due because of a default and has not yet been paid in full. In addition, Lehman Brothers Holdings' obligations under the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of Lehman Brothers Holdings' subsidiaries.

        Lehman Brothers Holdings' obligations under the guarantee are subordinated to all of its other liabilities. This means that Lehman Brothers Holdings cannot make any payments on the guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of Lehman Brothers Holdings, its assets would be available to pay obligations under the guarantee only after Lehman Brothers Holdings made all payments on its other liabilities.

        Neither the preferred securities, the junior subordinated debt securities nor the guarantee limit the ability of Lehman Brothers Holdings and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debt securities and the guarantee.

Lehman Brothers Holdings is not required to pay you under the guarantee if the trust does not have cash available.

        The ability of the trust to make payments on the preferred securities is solely dependent upon Lehman Brothers Holdings making the related payments on the junior subordinated debt securities when due.

        If Lehman Brothers Holdings defaults on its obligations to make payments on the junior subordinated debt securities, the trust will not have sufficient funds to make payments on the preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts.

Deferral of distributions would have adverse tax consequences for you and may adversely affect the trading price of the preferred securities.

        If distributions on the preferred securities are deferred, you will be required to recognize interest income for United States federal income tax purposes in respect of your ratable share of the interest on the junior subordinated debt securities held by the trust before you receive any cash distributions relating to this interest. In addition, you will not receive this cash if you sold the preferred securities before the end of any deferral period or before the record date relating to distributions which are paid.

        Lehman Brothers Holdings has no current intention of deferring interest payments on the junior subordinated debt securities and believes that such deferral is a remote possibility. However, if Lehman Brothers Holdings exercises its right in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt securities. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of Lehman Brothers Holdings' right to defer payments of interest on the junior subordinated debt securities may mean that the market price for the preferred securities, which represent an undivided beneficial interest in the junior subordinated debt securities, may be more volatile than other securities that do not have these rights.

You should not rely on the distributions from the preferred securities through their maturity date—they may be redeemed at any time if certain changes in tax or investment company law occur.

        If specified changes, which are more fully described below, in tax or investment company law occur and certain other conditions which are more fully described below are satisfied, the preferred securities could be redeemed by the trust at a redemption price equal to their issue price plus any accrued and unpaid distributions.

You should not rely on the distributions from the preferred securities through their maturity date—they may be redeemed at the option of the company.

        The preferred securities may be redeemed, in whole, at any time, or in part, from time to time, on or after a date to be specified in a prospectus supplement, at a redemption price equal to their issue price plus any accrued and unpaid distributions. You should assume that this redemption option will be exercised if Lehman Brothers Holdings is able to refinance at a lower interest rate or it is otherwise in the interest of Lehman Brothers Holdings to redeem the junior subordinated debt securities. If the junior subordinated debt securities are redeemed, the trust must redeem the preferred securities in an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt securities to be redeemed.

You may suffer a loss if junior subordinated debt securities are distributed to you in exchange for preferred securities because market prices for the preferred securities or the junior subordinated debt securities may not be equal.

        Lehman Brothers Holdings cannot give you any assurance as to the market prices for the preferred securities or the junior subordinated debt securities that may be distributed in exchange for preferred securities. Accordingly, the preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that a holder of preferred securities may receive in exchange for preferred securities, may trade at a discount to the price that the investor paid to purchase the preferred securities.

You could suffer adverse tax consequences if Lehman Brothers Holdings terminates the trust and distributes junior subordinated debt securities to holders.

        Lehman Brothers Holdings has the right to terminate the trust at any time. If Lehman Brothers Holdings decides to exercise this right, the trust will redeem the preferred securities by distributing junior subordinated debt securities to holders of the preferred securities on a proportionate basis.

        Under current United States federal income tax law, a distribution of junior subordinated debt securities to you on the dissolution of the trust should not be a taxable event to you. However, if the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debt securities to you may be a taxable event to you.

Since you have limited voting rights, you cannot prevent the the trust trustees from taking actions you may not agree with.

        You will have limited voting rights. In particular, except for the limited exceptions described below, only Lehman Brothers Holdings can elect or remove any of the trustees.

WHERE YOU CAN FIND MORE INFORMATION

        As required by the Securities Act of 1933, Lehman Brothers Holdings filed a registration statement (No. 333-60474) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

        Lehman Brothers Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lehman Brothers Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows Lehman Brothers Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Lehman Brothers Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Lehman Brothers Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

  •
  Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on February 28, 2001;

  •
  Amendment No. 1 to Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on March 9 2001;

  •
  Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, filed with the SEC on April 16, 2001;

  •
  Current Reports on Form 8-K, filed with the SEC on January 4, January 5, February 27, March 13, March 21, April 26 (two filings), May 2, May 22 and June 1, 2001; and

  •
  Registration Statement on Form 8-A, filed on April 29, 1994.

        All documents Lehman Brothers Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date affiliates of Lehman Brothers Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

        You may request a copy of these filings, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address:

    Controller's Office
    Lehman Brothers Holdings Inc.
    Three World Financial Center
    New York, New York 10285
    (212) 526-0660

USE OF PROCEEDS

        Each trust will issue the preferred securities and the common securities to Lehman Brothers Holdings in exchange for a series of junior subordinated debt securities of Lehman Brothers Holdings. Lehman Brothers Holdings will use the proceeds from the sale of the preferred securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Lehman Brothers Holdings may use some of the proceeds to refinance or extend the maturity of existing debt obligations.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended November 30,					Three Months Ended February 28, 2001
	1996	1997	1998	1999	2000
Ratio of Earnings to Fixed Charges	1.06	1.07	1.07	1.12	1.14	1.12

ACCOUNTING TREATMENT

        The financial statements of the trust will be reflected in Lehman Brothers Holdings' consolidated financial statements, with the preferred securities reflected on Lehman Brothers Holdings' balance sheet as a separate line item after total liabilities and before stockholders' equity, similar to a minority interest.

DESCRIPTION OF THE PREFERRED SECURITIES

        The preferred securities will be issued pursuant to an amended and restated declaration of trust. The declaration will be qualified under the Trust Indenture Act of 1939. The Chase Manhattan Bank will act as trustee under the declaration for purposes of the Trust Indenture Act. The terms of the preferred securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. The following summary of the terms of the preferred securities is not intended to be complete and is qualified by the applicable prospectus supplement, the declaration, the Trust Indenture Act and other applicable law. The declaration will be filed as an exhibit to a Form 8-K or similar document incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions on page 7.

General

        The declaration authorizes the regular trustees to issue both common and preferred securities representing undivided beneficial interests in the assets of the trust. All the common securities will be owned, directly or indirectly, by Lehman Brothers Holdings. The common securities rank equally, and payments will be made on the common securities on a ratable basis, with the preferred securities. If an event of default under the declaration occurs and continues, however, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The declaration does not permit the issuance of any other securities or the incurrence of any indebtedness by the trust.

        Pursuant to the declaration, the property trustee will hold title to the junior subordinated debt securities purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the trust securities or liquidation of the trust out of money held by the trust, are guaranteed by Lehman Brothers Holdings to the extent described under "Description of the Guarantee." The guarantee will be held by The Chase Manhattan Bank, the guarantee trustee, for the benefit of the holders of the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay such distributions. In that event, the remedy of a holder of preferred securities is to:

  •
  vote to direct the property trustee to enforce the property trustee's rights under the junior subordinated debt securities; or

  •
  if the failure of the trust to pay distributions is attributable to the failure of Lehman Brothers Holdings to pay interest or principal on the junior subordinated debt securities, sue Lehman Brothers Holdings for enforcement of payment to the holder of an amount equal to the aggregate liquidation amount of his or her preferred securities.

Distributions

        Distributions on the preferred securities will accumulate at the rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

        Distributions on the preferred securities will be cumulative, will accumulate from the date the trust issues the preferred securities and will be paid in arrears on the dates specified in the applicable prospectus supplement, unless they are deferred as described below.

        Deferral of Distributions.    Lehman Brothers Holdings has the right under the indenture to defer interest payments on the junior subordinated debt securities for a period not exceeding five years during which no interest will be due and payable. A deferral of interest payments cannot extend, however, beyond the maturity of the junior subordinated debt securities. As a consequence of any such deferral, distributions on the preferred securities also would be deferred. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accumulate additional distributions. When this prospectus refers to any payment of distributions, distributions include any such additional distributions unless otherwise stated.

        Upon the termination of any deferral period and the payment of all amounts then due, Lehman Brothers Holdings may commence a new deferral period as discussed above. Consequently, there could be several deferral periods of varying lengths throughout the term of the junior subordinated debt securities. The regular trustees will give the holders of the preferred securities notice of any deferral period upon their receipt of notice from Lehman Brothers Holdings. If distributions are deferred, the deferred distributions on such distributions will be paid to holders of record of the preferred securities as they appear on the securities register of the trust on the record date following the termination of the deferral period. See "Description of the Junior Subordinated Debt Securities—Interest" and "—Option to Extend Interest Payment Period."

        Payment of Distributions.    Distributions on the preferred securities will be payable to the holders named on the securities register of the trust at the close of business on the relevant record dates. As long as the preferred securities remain in book-entry only form, the record dates will be one business day before the distribution dates. Such distributions will be paid through the property trustee who will hold amounts received on the junior subordinated debt securities in a property account for the benefit of the holders of the trust securities. Unless any applicable laws and regulations and the provisions of the declaration state otherwise, each payment will be made as described under "—Book-Entry Only Issuance—The Depository Trust Company" below.

        If the preferred securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the preferred securities are listed. If any date on which distributions are to be made on the preferred securities is not a business day, then payment of the distributions payable on such date will be made on the next day which is a business day, and without any interest or other payment in respect of any delay. However, if such business day is in the next calendar year, the payment will be made on the immediately preceding business day. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by law to close.

Redemption

        The preferred securities will be redeemed upon the maturity of the junior subordinated debt securities or to the extent the junior subordinated debt securities are redeemed. The junior subordinated debt securities will mature on the date specified in the applicable prospectus supplement, and may be redeemed, in whole or in part, at any time on or after the date specified in the applicable prospectus supplement. The junior subordinated debt securities can also be redeemed at any time, in whole or in part, in certain circumstances upon the occurrence of a tax event or an investment company event.

        Upon the maturity of the junior subordinated debt securities, the proceeds of their repayment will simultaneously be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the junior subordinated debt securities, whether in whole or in part, either at the option of Lehman Brothers Holdings or pursuant to a tax or investment company event, the trust will use the cash it receives upon the redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 days' notice.

Special Event Redemption

        "Tax event" means that the regular trustees will have received an opinion of an independent tax counsel experienced in such matters which states that, as a result of any:

  •
  amendment to, or change in, or announced proposed change in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States; or

  •
  official administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations, there is more than an insubstantial risk currently or within the 90 days following such opinion that:

  •
  the trust would be required to pay United States federal income tax relating to income accrued or received on the junior subordinated debt securities;

  •
  interest payable to the trust on the junior subordinated debt securities would not be deductible by Lehman Brothers Holdings for United States federal income tax purposes; or

  •
  the trust would be required to pay more than a de minimis amount of other taxes, duties or other governmental charges.

        "Investment company event" means that the regular trustees will have received an opinion of a nationally recognized independent counsel which states that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940.

        This prospectus refers to a tax event or an investment company event as a "special event." If a special event occurs and continues, Lehman Brothers Holdings may, upon not less than 30 days' notice, redeem the junior subordinated debt securities, in whole or in part, for cash within 90 days following the occurrence of such special event.

Redemption Procedures

        The trust may not redeem fewer than all of the outstanding preferred securities unless all accumulated and unpaid distributions thereon have been paid.

        Once notice of redemption is given and funds are irrevocably deposited, distributions will cease to accrue and all rights of holders of preferred securities called for redemption will cease, except the right of the holders to receive the redemption price but without interest on such redemption price. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, payment will be made on the preceding business day.

        If payment of the redemption price for any preferred securities is not made because the payment of the redemption price on the debentures is not made, interest will continue to accrue on the debentures, and, as a result, distributions on such preferred securities will continue to accumulate at the then applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price. See "—Book-Entry Only Issuance—The Depository Trust Company."

        In the event that fewer than all of the outstanding preferred securities are to be redeemed, the preferred securities will be redeemed in accordance with the depositary's standard procedures. See "—Book-Entry Only Issuance—The Depository Trust Company."

        Lehman Brothers Holdings or its subsidiaries may, at any time, and from time to time, purchase outstanding preferred securities by tender, in the open market or by private agreement, provided that it complies with United States federal securities laws and any other applicable laws.

Distribution of the Junior Subordinated Debt Securities

        Lehman Brothers Holdings will have the right at any time to dissolve the trust. After satisfying the liabilities to its creditors, the trust may distribute junior subordinated debt securities in exchange for the preferred securities.

        There can be no assurance as to the market prices for either the preferred securities or the junior subordinated debt securities that may be distributed in exchange for the preferred securities if a dissolution and liquidation of the trust were to occur. This means that the preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that an investor may receive if a dissolution and liquidation of the trust were to occur, may trade at a discount to the price that the investor paid to purchase the preferred securities offered by this prospectus.

Trust Enforcement Events

        Upon the occurrence of an indenture event of default (as described below), the property trustee as the sole holder of the junior subordinated debt securities will have the right under the indenture to declare the principal of and interest on the junior subordinated debt securities to be immediately due and payable.

        If the property trustee fails to enforce its rights under the junior subordinated debt securities, any holder of preferred securities may directly institute a legal proceeding against Lehman Brothers Holdings to enforce these rights without first suing the property trustee or any other person or entity. If a trust enforcement event has occurred and is continuing and such event is attributable to the failure of Lehman Brothers Holdings to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable, then a holder of preferred securities may also bring a direct action.

        An "indenture event of default" is an event of default under the indenture and also constitutes a "trust enforcement event," which is an event of default under the declaration relating to the trust securities. Pursuant to the declaration, however, the holder of the common securities will be deemed to have waived any trust enforcement event relating to the common securities until all trust enforcement events relating to the preferred securities have been cured, waived or otherwise eliminated. Until such trust enforcement events relating to the preferred securities have been so cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities. Only the holders of the preferred securities will have the right to direct the property trustee as to matters under the declaration, and therefore the indenture.

Voting Rights

        Except as described in this prospectus under "Description of the Guarantee—Modification of Guarantee; Assignment," and except as required by law, the holders of the preferred securities will have no voting rights.

        The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct any proceeding for any remedy available to the property trustee, including to:

  •
  exercise the remedies available to it under the indenture;

  •
  waive any past indenture event of default and its consequences that is waivable under the indenture; or

  •
  consent to any amendment, modification or termination where such consent is required.

        Any required approval or direction of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of trust securities or by written consent.

        If an indenture event of default has occurred and not been cured, the holders of 25% of the aggregate liquidation amount of the preferred securities may direct the property trustee to declare the principal and interest on the junior subordinated debt securities due and payable. However, where a consent or action under the indenture would require the consent of more than a majority of the aggregate principal amount of debt securities affected thereby, consent from the holders of that greater percentage would be required. See "Description of the Junior Subordinated Debt Securities—Modifications and Amendments."

        Despite the fact that holders of preferred securities are entitled to vote or consent under the circumstances described above, any of the preferred securities that are owned at the time by Lehman Brothers Holdings or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Lehman Brothers Holdings, will not be entitled to vote or consent. Instead, these preferred securities will be treated as if they were not outstanding.

        The procedures by which holders of preferred securities may exercise their voting rights are described below. See "—Book-Entry Only Issuance—The Depository Trust Company."

        Holders of the preferred securities generally will have no rights to appoint or remove the regular trustees. Instead, the trustees may be appointed, removed or replaced solely by Lehman Brothers Holdings as the indirect or direct holder of all of the common securities.

Modification Of The Declaration

        The declaration may be amended from time to time without the consent of the holders of the preferred securities:

  •
  to cure any ambiguity or correct or supplement any provisions that may be defective or inconsistent with any other provision;

  •
  to add to the covenants, restrictions or obligations of Lehman Brothers Holdings in its capacity as sponsor of the trust;

  •
  to conform to any change in Rule 3a-5 under the Investment Company Act of 1940 or written change in interpretation or application of such rule by any legislative body, court, government agency or regulatory authority; or

  •
  to modify, eliminate or add to any provisions as necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940.

        Amendments made without the consent of the preferred securities cannot adversely affect in any material respect the rights of the holders of preferred or common securities.

        The declaration of trust may also be amended as to other matters with the consent of holders of at least 66 2/3% of the outstanding preferred securities. However, without the consent of each affected holder of preferred or common securities, the declaration of trust may not be amended to:

  •
  change the amount or timing of any distribution or otherwise adversely affect the amount of any distribution required to be made; or

  •
  restrict the right of a holder to institute suit for the enforcement of any such payment.

        Despite the foregoing, no amendment or modification may be made to the declaration if such amendment or modification would

  •
  cause the trust to be classified for United States federal income tax purposes as other than a grantor trust, or

  •
  cause the trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940.

Book-Entry Only Issuance—The Depository Trust Company

        The preferred securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

        Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

        The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

        A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

  •
  DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days; or

  •
  Lehman Brothers Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

        Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

        In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

        DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

        Lehman Brothers Holdings and the trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Clearstream and Euroclear.    Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

        Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

        Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

        When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

Information Concerning the Property Trustee

        Prior to the occurrence of a default relating to the trust securities, the property trustee undertakes to perform only such duties as are specifically set forth in the declaration. After such a default, the property trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

Paying Agent

        If the preferred securities do not remain in book-entry only form, the following provisions will apply:

  •
  the property trustee will act as paying agent; and

  •
  registration of transfers of preferred securities will be effected without charge (other than in respect of any tax or other government charge).

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

        The junior subordinated debt securities in exchange for which the trust will issue the trust securities to Lehman Brothers Holdings will be issued pursuant to the indenture between Lehman Brothers Holdings and The Chase Manhattan Bank (formerly known as Chemical Bank), as the indenture trustee. The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debt securities will include those stated in the indenture and those made a part of the indenture by the Trust Indenture Act. The following summary of the material terms of the junior subordinated debt securities is not intended to be complete and is qualified by the applicable prospectus supplement, the indenture, the Trust Indenture Act and other applicable law. The indenture (including all amendments and a separate related document containing standard multiple series indenture provisions) has been filed with the SEC as an exhibit to, and is incorporated by reference in, the registration statement of which this prospectus forms a part. You can obtain a copy of the indenture by following the directions on page 7, or by contacting the indenture trustee.

General

        The junior subordinated debt securities will be issued as unsecured debt under the indenture. The junior subordinated debt securities will be limited in aggregate principal amount to the amount issued by Lehman Brothers Holdings to the trust in exchange for the common securities and preferred securities. Lehman Brothers Holdings will simultaneously sell the preferred securities to the public.

        The entire principal amount of the junior subordinated debt securities will mature and become due and payable, together with any accrued and unpaid interest thereon, on the date specified in the applicable prospectus supplement.

        If junior subordinated debt securities are distributed to holders of preferred securities in liquidation of such holders' interests in the trust, such junior subordinated debt securities will initially be issued in the form of one or more global securities under depositary arrangements similar to those in effect for the preferred securities. See "Description of the Preferred Securities—Book-Entry Only Issuance—The Depository Trust Company." In the event junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable and junior subordinated debt securities will be exchangeable for securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York.

Subordination

        The indenture provides that the junior subordinated debt securities are subordinated and junior in right of payment to all senior debt (as defined below) of Lehman Brothers Holdings. This means that no payment of principal, including redemption payments, premium, if any, or interest on the junior subordinated debt securities may be made if Lehman Brothers Holdings defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period.

        "Senior debt" means:

  (1)
  the principal, premium, if any, and interest in respect of (A) indebtedness of Lehman Brothers Holdings for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Lehman Brothers Holdings, including the senior debt securities;

  (2)
  all capitalized lease obligations of Lehman Brothers Holdings;

  (3)
  all obligations of Lehman Brothers Holdings representing the deferred purchase price of property; and

  (4)
  all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3);

but senior debt does not include:

  (a)
  subordinated debt securities;

  (b)
  any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities;

  (c)
  indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables; and

  (d)
  indebtedness which is subordinated to an obligation of Lehman Brothers Holdings of the type specified in clauses (1) through (4) above.

        The indenture does not limit the aggregate amount of senior debt that may be issued by Lehman Brothers Holdings.

Redemption

        Lehman Brothers Holdings shall have the right to redeem the junior subordinated debt securities as described above under "Description of the Preferred Securities—Special Event Redemption." The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

Interest

        The junior subordinated debt securities will bear interest at the rate specified in the applicable prospectus supplement, payable in arrears on the dates specified in the applicable prospectus supplement, unless interest is deferred as described below. Interest will be paid to the person in whose name such junior subordinated debt security is registered, with limited exceptions, at the close of business on the business day next preceding such interest payment date. In the event the junior subordinated debt securities shall not continue to remain in book-entry only form, Lehman Brothers Holdings will select appropriate record dates.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full period will be computed on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the junior subordinated debt securities is not a business day, then payment of the interest payable on such date will be made on the succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the succeeding calendar year, then such payment shall be made on the preceding business day, in each case with the same force and effect as if made on such date.

Option to Defer Interest Payments

        Lehman Brothers Holdings can defer interest payments for up to five years. However, no deferral period may extend beyond the maturity of the junior subordinated debt securities. At the end of the deferral period, Lehman Brothers Holdings will pay all interest then accrued and unpaid.

        During any deferral period, neither Lehman Brothers Holdings nor any of its subsidiaries will be permitted to:

  •
  pay a dividend or make any other payment or distribution on Lehman Brothers Holdings' capital stock;

  •
  redeem, purchase or make a liquidation payment on any of Lehman Brothers Holdings' capital stock;

  •
  make an interest, principal or premium payment, or repay, repurchase or redeem, any of Lehman Brothers Holdings' debt securities that rank equal with or junior to the junior subordinated debt securities; or

  •
  make any guarantee payment with respect to any guarantee by Lehman Brothers Holdings of debt securities of any of its subsidiaries, if the guarantee ranks equal to or junior to the junior subordinated debt securities.

        During any deferral period, however, Lehman Brothers Holdings will be permitted to:

  •
  pay dividends or distributions by way of issuance of its common stock;

  •
  make payments under the guarantee in respect of the preferred and common securities;

  •
  declare or pay a dividend in connection with the implementation of a shareholders' rights plan, or the issuing of stock under such a plan or repurchase such rights; and

  •
  purchase common stock relating to the issuing of common stock or rights under any of Holdings' benefit plans.

        Lehman Brothers Holdings has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debt securities.

        If the property trustee is the sole holder of the junior subordinated debt securities, Lehman Brothers Holdings will give the regular trustees and the property trustee notice of its election to defer interest payments one business day prior to the earlier of:

  •
  the date distributions on the preferred securities would be payable, if not for such deferral period, or

  •
  the date the regular trustees are required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the preferred securities of the record date or the date such distribution would be payable, if not for such deferral period, but in any event one business day prior to such record date. The regular trustees will give notice of Lehman Brothers Holdings' selection of such deferral period to the holders of the preferred securities.

        If the property trustee is not the sole holder of the junior subordinated debt securities, Lehman Brothers Holdings shall give the holders of the junior subordinated debt securities notice of its election to defer interest payments ten business days prior to the earlier of

  •
  the next succeeding interest payment date or

  •
  the date upon which Lehman Brothers Holdings is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the junior subordinated debt securities of the record or payment date of such related interest payment, but in any event two business days prior to such record date.

Indenture Events of Default

        The indenture provides that the following are events of default relating to the junior subordinated debt securities:

  •
  failure to pay required interest on any debt security of such series for 30 days;

  •
  failure to pay principal or premium, if any, on any debt security of such series when due;

  •
  failure to make any required scheduled installment payment for 30 days on debt securities of such series;

  •
  failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

  •
  certain events of bankruptcy or insolvency, whether voluntary or not; and

  •
  certain dissolutions of the related trust.

        If any indenture event of default shall occur and be continuing, the property trustee, as the holder of the junior subordinated debt securities, will have the right to declare the principal of and the interest on the junior subordinated debt securities and any other amounts payable under the indenture to be immediately due and payable. An indenture event of default also constitutes a trust enforcement event. The holders of preferred securities in limited circumstances have the right to direct the property trustee to exercise its rights as the holder of the junior subordinated debt securities. See "Description of the Preferred Securities—Trust Enforcement Events" and "—Voting Rights."

        Despite the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to the failure of Lehman Brothers Holdings to pay interest or principal on the junior subordinated debt securities when such interest or principal is payable, Lehman Brothers Holdings acknowledges that, in such event, a holder of preferred securities may sue for payment. Lehman Brothers Holdings may not amend the indenture to remove this right to bring a direct action without the prior written consent of all of the holders of preferred securities.

Agreement by Purchasers of Certain Tax Treatment

        Each junior subordinated debenture will provide that, by acceptance of the junior subordinated debenture, or a beneficial interest therein, the holder of the junior subordinated debenture intends that such subordinated debenture constitutes debt and agrees to treat it as debt for United States federal, state and local tax purposes.

Concerning the Indenture Trustee

        Lehman Brothers Holdings and certain of its subsidiaries maintain bank accounts, borrow money and have other customary commercial banking or investment banking relationships with the indenture trustee in the ordinary course of business.

Miscellaneous

        The indenture provides that Lehman Brothers Holdings will pay all fees and expenses related to:

  •
  the issuance and exchange of the trust securities and the junior subordinated debt securities;

  •
  the organization, maintenance and dissolution of the trust (other than U.S. withholding taxes);

  •
  the retention of the trustees; and

  •
  the enforcement by the property trustee of the rights of the holders of the preferred securities.

DESCRIPTION OF THE GUARANTEE

        The guarantee to be executed and delivered by Lehman Brothers Holdings for the benefit of the holders of preferred securities will be qualified as an indenture under the Trust Indenture Act of 1939. The Chase Manhattan Bank will act as guarantee trustee for purposes of the Trust Indenture Act. The terms of the guarantee will include those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The following summary of the material terms of the guarantee is not intended to be complete and is qualified in all respects by the applicable prospectus supplement, the guarantee, the Trust Indenture Act and other applicable law. The guarantee will be filed as an exhibit to a Form 8-K or similar document incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions on page 7.

General

        Pursuant to and to the extent set forth in the guarantee, Lehman Brothers Holdings will irrevocably and unconditionally agree to pay in full to the holders of the preferred securities and common securities, on a pro rata basis, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, the following payments without duplication:

  •
  any accumulated and unpaid distributions that are required to be paid on the preferred securities, to the extent the trust has funds available for such distributions;

  •
  the redemption price per preferred security, to the extent the trust has funds available for such redemptions; and

  •
  upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust, other than in connection with the distribution of junior subordinated debt securities to the holders of preferred securities, the lesser of

  •
  the aggregate liquidation amount of the preferred securities and all accumulated and unpaid distributions thereon, or

  •
  the amount of assets of the trust remaining for distribution to holders of the preferred securities upon a liquidation of the trust.

Status of the Guarantees

        The guarantee will constitute an unsecured obligation of Lehman Brothers Holdings and will rank:

  •
  subordinate and junior in right of payment to all other liabilities of Lehman Brothers Holdings,

  •
  on a parity with the most senior preferred or preference stock now or hereafter issued by Lehman Brothers Holdings and with any guarantee now or hereafter entered into by Lehman Brothers Holdings in respect of any preferred securities of any affiliate of Lehman Brothers Holdings, and

  •
  senior to Lehman Brothers Holding's common stock.

        The guarantee will not place a limitation on the amount of additional senior debt that may be incurred by Lehman Brothers Holdings.

        The guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against Lehman Brothers Holdings to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the junior subordinated debt securities to the holders of the preferred securities in exchange for all such preferred securities.

        The guarantee, when taken together with Lehman Brothers Holdings' obligations under the junior subordinated debt securities, the indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of the trust, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis by Lehman Brothers Holdings of payments due on the preferred securities. See "Effect of Obligations Under the Junior Subordinated Debt Securities and the Guarantee."

Important Covenants Of Lehman Brothers Holdings

        In the guarantee, Lehman Brothers Holdings will covenant that, so long as any trust securities remain outstanding, if:

  •
  there shall have occurred any event of default under the indenture,

  •
  Lehman Brothers Holdings shall be in default with respect to its payment of any obligations under the guarantee, or

  •
  Lehman Brothers Holdings shall have given notice of its election to defer interest payments and shall not have rescinded such notice, and while such interest is deferred,

then Lehman Brothers Holdings will not, and will not permit any subsidiary to:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Lehman Brothers Holdings' capital stock, or

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Lehman Brothers Holdings that rank on a parity with or junior in interest to the junior subordinated debt securities or make any guarantee payments with respect to any guarantee by Lehman Brothers Holdings of the debt securities of any subsidiary of Lehman Brothers Holdings if such guarantee ranks on a parity with or junior in interest to such junior subordinated debt securities, other than

  •
  dividends or distributions in common stock of Lehman Brothers Holdings,

  •
  payments under the guarantee made by Lehman Brothers Holdings in respect of the trust securities of the trust,

  •
  any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and

  •
  purchases of common stock related to the issuance of common stock or rights under any of Lehman Brothers Holdings' benefit plans.

Events of Default

        An event of default under the guarantee will occur upon the failure of Lehman Brothers Holdings to perform any of its payment or other obligations required by the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

        Within 90 days after a default under the guarantee actually known to the trustee, the trustee will notify the holders by first-class mail of the default unless the default has been cured prior to sending notice. The trustee may withhold a notice of default under the guarantee if the trustee determines in good faith that withholding the notice is in the interests of the holders of the preferred securities.

        If the guarantee trustee fails to enforce the guarantee trustee's rights under the guarantee, any holder of related preferred securities may directly sue Lehman Brothers Holdings to enforce the guarantee trustee's rights under the guarantee without first suing the trust, the guarantee trustee or any other person or entity.

        Lehman Brothers Holdings, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not Lehman Brothers Holdings is in compliance with all the conditions and covenants applicable to it under the guarantee.

Modification of Guarantee; Assignment

        The guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the outstanding preferred and common securities. No vote will be required, however, for any changes that do not materially adversely affect the rights of holders of preferred securities. All guarantees and agreements contained in the guarantee shall bind the successors, assignees, receivers, trustees and representatives of Lehman Brothers Holdings and shall inure to the benefit of the holders of the preferred securities then outstanding.

Information Concerning the Guarantee Trustee

        Prior to the occurrence of a default relating to the guarantee, the guarantee trustee undertakes to perform only such duties as are specifically set forth in the guarantee. After such default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination Of The Guarantee

        The guarantee will terminate as to the preferred securities upon full payment of the redemption price of all preferred securities, upon distribution of the junior subordinated debt securities to the holders of the preferred securities or upon full payment of the amounts payable upon liquidation of the trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

        The guarantee will be governed by and construed in accordance with the laws of New York.

EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

        As set forth in the declaration, the sole purpose of the trust is to issue the trust securities in exchange for the junior subordinated debt securities. As long as payments of interest and other payments are made when due on the junior subordinated debt securities, such payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

  •
  the aggregate principal amount of junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  •
  the interest rate and the interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  under the indenture, Lehman Brothers Holdings will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses and obligations of the trust other than those relating to the trust securities; and

  •
  the declaration further provides that the Lehman Brothers Holdings trustees may not cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust.

        Payments of distributions, to the extent there are available funds, and other payments due on the preferred securities, to the extent there are available funds, are guaranteed by Lehman Brothers Holdings to the extent described in this prospectus. If Lehman Brothers Holdings does not make interest payments on the junior subordinated debt securities, the trust will not have sufficient funds to pay distributions on the preferred securities. The guarantee is a subordinated guarantee in relation to the preferred securities. The guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions. See "Description of the Guarantee."

        The guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that Lehman Brothers Holdings has made a payment of interest or principal or other payments on the junior subordinated debt securities. The guarantee, when taken together with Lehman Brothers Holdings' obligations under the junior subordinated debt securities and the indenture and its obligations under the declaration, will provide a full and unconditional guarantee of distributions and all other amounts due on the preferred securities.

        Lehman Brothers Holdings acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the preferred securities. If Lehman Brothers Holdings fails to make payments under the guarantee, the guarantee allows the holders of the preferred securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the guarantee, any holder of preferred securities may directly sue Lehman Brothers Holdings to enforce the guarantee trustee's rights under the guarantee. Such holder need not first sue the trust, the guarantee trustee, or any other person or entity. A holder of preferred securities may also directly sue Lehman Brothers Holdings to enforce such holder' right to receive payment under the guarantee. Such holder need not first (1) direct the guarantee trustee to enforce the terms of the guarantee or (2) sue the trust or any other person or entity.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        In the opinion of Simpson Thacher & Bartlett, special United States tax counsel to Lehman Brothers Holdings, the following discussion is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities as of the date of this prospectus.

        Except where we state otherwise, this summary deals only with preferred securities held as capital assets by a holder who:

  •
  is a United States person (as defined below), and

  •
  purchases the preferred securities upon original issuance at their original issue price.

        A "United States person" is a holder who is one of the following:

  •
  a citizen or resident of the United States,

  •
  a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States,

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source,

  •
  any trust that (x) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  tax-exempt investors;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  insurance companies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  certain expatriates;

  •
  persons liable for alternative minimum tax;

  •
  persons holding preferred securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle.

        In addition, this summary does not include any description of the tax laws of any state, local or foreign government.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the preferred securities.

        If a partnership holds our preferred securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our preferred securities, you should consult your tax advisors.

        The authorities on which this summary is based are subject to various interpretations. Either the Internal Revenue Service ("IRS") or the courts could disagree with the explanations or conclusions contained in this summary.

        You should consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign, and other tax laws. For a discussion of the possible redemption of the preferred securities upon the occurrence of a tax event see "Certain Terms of the Preferred Securities—Special Event Redemption."

Classification of the Trust

        We intend to take the position that the trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a condition to the issuance of the junior subordinated debt securities, Simpson Thacher & Bartlett will deliver an opinion that under current law and assuming full compliance with the terms of the trust's amended and restated declaration, and based upon certain facts and assumptions contained in such opinion, the trust will be classified as a grantor trust for United States federal income tax purposes. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the junior subordinated debt securities. Thus, you will be required to include in your gross income your pro rata share of the interest income or original issue discount ("OID") that is paid or accrued on the junior subordinated debt securities. See "—Interest Income and Original Issue Discount."

Classification of the Junior Subordinated Debt Securities

        Lehman Brothers Holdings, the trust and you (by your acceptance of a beneficial ownership interest in a preferred security) will agree to treat the junior subordinated debt securities as indebtedness for all United States tax purposes.

Interest Income and Original Issue Discount

        We anticipate that the junior subordinated debt securities will not be issued with an issue price that is less than their stated redemption price at maturity. In this case, subject to the discussion below, the junior subordinated debt securities will not be subject to the special OID rules, at least upon initial issuance, so that you will generally be taxed on the stated interest on the junior subordinated debt securities as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

        If, however, Lehman Brothers Holdings exercises its right to defer payments of interest on the junior subordinated debt securities, the junior subordinated debt securities will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the junior subordinated debt securities become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

        Under the OID economic accrual rules, the following occurs:

  •
  regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the junior subordinated debt securities using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

  •
  the actual cash payments of interest you receive on the junior subordinated debt securities would not be reported separately as taxable income;

  •
  any amount of OID included in your gross income (whether or not during a deferral period) with respect to the preferred securities will increase your tax basis in such preferred securities; and

  •
  the amount of distributions that you receive in respect of such accrued OID will reduce your tax basis in such preferred securities.

        The Treasury regulations dealing with OID have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that the junior subordinated debt securities were issued initially with OID merely because of Lehman Brothers Holdings' right to defer interest payments. If the IRS were successful in this regard, you would be subject to the special OID rules described above, regardless of whether Lehman Brothers Holdings exercises its option to defer payments of interest on such junior subordinated debt securities.

        If you are a corporate holder of preferred securities, you will not be entitled to a dividends-received deduction with respect to any income you recognize with respect to the preferred securities.

Distribution of Junior Subordinated Debt Securities or Cash upon Liquidation of the Trust

        As described under the caption "Certain Terms of the Preferred Securities—Distribution of the Junior Subordinated Debt Securities," the junior subordinated debt securities held by the trust may be distributed to you in exchange for your preferred securities when the trust is liquidated. Under current law, except as described below, this type of distribution would not be taxable. Upon a distribution, you will receive your pro rata share of the junior subordinated debt securities previously held indirectly through the trust. Your holding period and aggregate tax basis in the junior subordinated debt securities will equal the holding period and aggregate tax basis that you had in your preferred securities before the distribution.

        Lehman Brothers Holdings also has the option to redeem the junior subordinated debt securities and distribute the resulting cash in liquidation of the trust. This redemption would be taxable as described below in "—Sales of Preferred Securities." Further, in other circumstances described under "Certain Terms of the Preferred Securities—Special Event Redemption," Lehman Brothers Holdings may redeem the junior subordinated debt securities and distribute cash in liquidation of the trust. This redemption would also be taxable as described below in "—Sales of Preferred Securities."

        If you receive junior subordinated debt securities in exchange for your preferred securities, you would accrue interest in respect of the junior subordinated debt securities received from the trust in the manner described above under "—Interest Income and Original Issue Discount."

        If, contrary to our intended position that the trust will be classified as a grantor trust, the trust is treated instead as an association taxable as a corporation, a tax event will occur. If Lehman Brothers Holdings elects to distribute the junior subordinated debt securities to you at this time, or to redeem the securities and distribute the resulting cash, the distribution or the redemption and distribution, would likely constitute a taxable event to the trust and to you.

Sales of Preferred Securities

        If you sell or redeem your preferred securities, you will recognize gain or loss equal to the difference between:

  •
  your amount realized on the sale or redemption of the preferred securities (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as such); and

  •
  your adjusted tax basis in your preferred securities sold or redeemed.

        The gain or loss will generally be a long-term capital gain or loss if you have held your preferred securities for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

        The following discussion only applies to you if you are not a United States holder. As discussed above, the preferred securities will be treated by the parties as evidence of indirect beneficial ownership interests in the junior subordinated debt securities. See above under "—Classification of the Trust" in this section.

        Special rules may apply to some non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment of principal or interest (including OID) on the preferred securities (or the junior subordinated debt securities) provided that:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the preferred securities (or the junior subordinated debt securities) is described in section 881(c)(3)(A) of the Code; and

  •
  (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a United States person, or (b) if you hold your preferred securities (or junior subordinated debt securities) through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to certain non-United States holders that are entities rather than individuals. If you cannot satisfy the requirements described above, payments of premium, if any, and interest including OID, made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed

  •
  IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or

  •
  IRS Form W-8ECI (or successor form) stating that interest paid on the preferred security (or junior subordinated debt security) is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Except as discussed below, the 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of the preferred securities (or junior subordinated debt securities).

  United States Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the preferred securities (or the junior subordinated debt securities) is effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on preferred securities (or junior subordinated debt securities) will be included in earnings and profits.

        You will generally not be subject to United States federal income tax on the disposition of a preferred security (or a junior subordinated debt security) unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

  United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on the preferred securities (or the junior subordinated debt securities) beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations), and (2) interest on that preferred security (or the junior subordinated debt security) would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

  United States Holders

        In general, information reporting requirements will apply to payments of income on the preferred securities and to the proceeds of sale of preferred securities made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

  Non-United States Holders

        In general, no information reporting or backup withholding will be required regarding payments on the preferred securities that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under "United States Federal Withholding Tax."

        In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of preferred securities made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        Lehman Brothers Holdings may offer the preferred securities in one or more of the following ways from time to time:

  •
  to or through underwriters or dealers;

  •
  by itself directly;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        Any such underwriters, dealers or agents may include Lehman Brothers Inc. or other affiliates of Lehman Brothers Holdings.

        The prospectus supplement relating to a particular offering of preferred securities will set forth the terms of such offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the preferred securities and the proceeds to Lehman Brothers Holdings from such sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, which in the aggregate will not exceed 8 percent of the gross proceeds of the offering;

  •
  the initial public offering price;

  •
  any discounts or concessions to be allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which such preferred securities may be listed.

        Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in an offering of preferred securities, such preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase preferred securities unless specified conditions are satisfied, and if the underwriters do purchase any preferred securities, they will purchase all preferred securities.

        In connection with underwritten offerings of the preferred securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the preferred securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

  •
  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

  •
  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

  •
  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

        These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        If dealers are utilized in the sale of preferred securities, Lehman Brothers Holdings will sell such preferred securities to the dealers as principals. The dealers may then resell such preferred securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Preferred securities may be sold directly by Lehman Brothers Holdings to one or more institutional purchasers, or through agents designated by Lehman Brothers Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the preferred securities in respect of which this prospectus is delivered will be named, and any commissions payable by Lehman Brothers Holdings to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, Lehman Brothers Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase preferred securities from Lehman Brothers Holdings at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

        Lehman Brothers Inc., the broker-dealer subsidiary of Lehman Brothers Holdings, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the preferred securities. Accordingly, offerings of preferred securities in which Lehman Brothers Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the preferred securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

        This prospectus together with any applicable prospectus supplement may also be used by Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings in connection with offers and sales of the preferred securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. Such affiliates have no obligation to make a market in any of the preferred securities and may discontinue any market-making activities at any time without notice, in their sole discretion.

        Underwriters, dealers and agents may be entitled, under agreements with Lehman Brothers Holdings, to indemnification by Lehman Brothers Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Lehman Brothers Holdings and affiliates of Lehman Brothers Holdings in the ordinary course of business.

        Each series of preferred securities will be a new issue of securities and will have no established trading market. Any underwriters to whom preferred securities are sold for public offering and sale may make a market in such preferred securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The preferred securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the preferred securities.

United Kingdom Selling Restrictions

        Each underwriter will represent and agree that:

  •
  it has not offered or sold and prior to the date six months after the date of issue of the preferred securities will not offer or sell preferred securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the preferred securities in, from or otherwise involving the United Kingdom; and

  •
  it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the preferred securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

ERISA CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974 ("ERISA"), or a "benefit plan investor" as defined in certain plan asset regulations issued under ERISA by the U.S. Department of Labor (each, a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the preferred securities of the trust. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the Plan, the applicable provisions of ERISA, the Code and similar laws and whether the investment is appropriate for the Plan in view of its overall investment policy and diversification of its portfolio.

        ERISA and the Code prohibit Plans subject to ERISA and the Code from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code relating to the Plan. The U.S. Department of Labor has issued a final regulation (29 C.F.R. §2510.3-101) with regard to whether the underlying assets of an entity in which Plans acquire equity interests are deemed to be plan assets.

        Under such regulation, for purposes of ERISA and section 4975 of the Code, the assets of the trust would be deemed to be "plan assets" of a Plan whose assets were used to purchase preferred securities of the trust if the preferred securities of the trust were considered to be equity interests in the trust and no exception to plan asset status were applicable under such regulation.

        If the assets of the trust were deemed to be plan assets of Plans that are holders of the preferred securities of the trust, a Plan's investment in the preferred securities of the trust might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by a fiduciary investing in preferred securities of the trust. Also, Lehman Brothers Holdings might be considered a "party in interest" or "disqualified person" relating to plans whose assets were used to purchase preferred securities of the trust. If this were the case, an investment in preferred securities of the trust by a Plan might constitute, or in the course of the operation of the trust give rise to, a prohibited transaction under ERISA or the Code. In particular, it is likely that under such circumstances a prohibited extension of credit to Lehman Brothers Holdings would be considered to occur under ERISA and the Code.

        In addition, Lehman Brothers Holdings might be considered a "party in interest" or "disqualified person" for certain plans for reasons unrelated to the operation of the trust, e.g., because of the provision of services by Lehman Brothers Holdings or an affiliate to the plan. A purchase of preferred securities of the trust by any such Plan would be likely to result in a prohibited extension of credit to Lehman Brothers Holdings, without regard to whether the assets of the trust constituted plan assets.

        Because of the possibility that a prohibited extension of credit could occur as a result of the purchase or holding of the preferred securities of the trust by a Plan, the preferred securities of the trust may be not purchased or held by any Plan or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief under a prohibited transaction class exemption ("PTCE"). These class exemptions include, without limitation:

  •
  PTCE 96-23 for transactions determined by in-house asset managers,

  •
  PTCE 95-60 for transactions involving insurance company general accounts,

  •
  PTCE 91-38 for transactions involving bank collective investment funds,

  •
  PTCE 90-1 for transactions involving insurance company separate accounts, or

  •
  PTCE 84-14 for transactions determined by independent qualified asset managers.

        Any purchaser of the preferred securities of the trust or any interest therein will be deemed to have represented to the trust that either

  (a)
  it is not a Plan and is not purchasing such securities or interest therein on behalf of or with "plan assets" of any Plan or

  (b)
  its purchase and holding of the preferred securities of the trust or interest therein is eligible for the exemptive relief available under a PTCE.

        Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of preferred securities of the trust with plan assets consult with its counsel regarding the consequences under ERISA and the Code of the acquisition and ownership of preferred securities and the availability of exemptive relief under the class exemptions listed above. In John Hancock Mutual Life Insurance Co. v. Harris Trust And Savings Bank, 114 S.Ct. 517 (1993), the Supreme Court ruled that assets held in an insurance company's general account may be deemed to be "plan assets" for ERISA purposes under certain circumstances. The issues raised in Harris Trust have also been the subject of legislative action, and have been addressed in regulations issued by the U.S. Department of Labor.

LEGAL MATTERS

        Oliver Budde, Vice President of Lehman Brothers Holdings, has rendered an opinion to Lehman Brothers Holdings regarding the validity of the securities to be offered by Lehman Brothers Holdings by the prospectus. Richards, Layton & Finger, P.A., Wilmington, Delaware, has rendered an opinion to Lehman Brothers Holdings and the trusts regarding the validity of the preferred securities to be offered by the trusts and related matters. Simpson Thacher & Bartlett, New York, New York, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett has from time to time acted as counsel for Lehman Brothers Holdings and its subsidiaries and may do so in the future.

EXPERTS

        The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on consolidated financial statements of Lehman Brothers Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report given on said authority.

8,000,000 PREFERRED SECURITIES

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST VI

6.24% PREFERRED SECURITIES, SERIES N
(Liquidation amount $25 per preferred security)
fully and unconditionally guaranteed, to the extent
set forth herein, by
LEHMAN BROTHERS HOLDINGS INC.

PROSPECTUS SUPPLEMENT
JANUARY 5, 2005

(INCLUDING PROSPECTUS DATED
JUNE 5, 2001)

LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC
CITIGROUP
MERRILL LYNCH & CO.
MORGAN STANLEY
UBS INVESTMENT BANK
WACHOVIA SECURITIES
FIDELITY CAPITAL MARKETS
RBC DAIN RAUSCHER

QuickLinks

Investing in the preferred securities involves risks. Risk Factors begin on page 5 of the accompanying prospectus.
SUMMARY INFORMATION—Q&A
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
LEHMAN BROTHERS HOLDINGS CAPITAL TRUST VI
DESCRIPTION OF SECURITIES
CERTAIN TERMS OF THE PREFERRED SECURITIES
CERTAIN TERMS OF THE SUBORDINATED DEBENTURES
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED DEBENTURES AND THE GUARANTEE
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
EXPERTS
LEGAL MATTERS